EXHIBIT 23.1 – CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 3, 2013, with respect to the consolidated financial statements in the Annual Report of Morgan’s Foods, Inc. on Form 10-K for the year ended March 3, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statement of Morgan’s Foods, Inc. on Form S-8 (File No. 333-91157, effective November 17, 1999).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

June 3, 2013